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                                                                     EXHIBIT 2.2

A. PROT. 1999/27                                       Formal Copy



                                  NOTARIAL DEED


                      SHARE PURCHASE AND TRANSFER AGREEMENT




negotiated at Basle/Switzerland on March 8, 1999.

Before me, the undersigned notary

                                  STEPHAN CUENI

with his office in Basle/Switzerland appeared:


1. Dr. jur. Christoph Meyer, born June 14, 1970, assistant professor, Swiss national, domiciled in CH-4054 Basle, Tessinstrasse 34, personally known,

         not acting for himself, but as an entrusted attorney-in-fact under exclusion of any personal liability for

         NEPTUNO Verwaltungs- und Treuhand-Gesellschaft mit beschrankter Haftung, a company with limited liability having its corporate seat at D-50667 Cologne, Unter Sachsenhausen 4, registered in the Commercial Register at the local court at Cologne under HRB 4847, in accordance with the attached original power-of-attorney dated March 3, 1997 hereinafter "Seller" -

2. Dr. Hans-Jorg Ziegenhain, born August 9, 1961, attorney-at-law, German national, domiciled at D-61476 Kronberg, Wilhelm-Bonn-Strasse 6c, personally known, not acting for himself, but as attorney-in-fact presenting the originals of hereby certified copies of two powers-of-attorney dated March 7 and March 4, 1999 (the second power-of-attorney only to be attached due to the Secretary's Certificate contained therein) and released from the restrictions imposed by Section 181 German Civil Code for

         a) Venture Verwaltungs GmbH i. Gr., with corporate seat at D-61118 Bad Vilbel, Wenzel-Jaksch-Strasse 6a, to be registered in the Commercial Register of the local court of Bad Vilbel, according to the attached certified copy of the deed of formation of Venture Germany GmbH and Venture Verwaltungs GmbH dated March 7, 1999.

                                                  - hereinafter "Purchaser" -

         b) Venture Holdings Trust, grantor trust under the laws of the State of Michigan with its seat in 33662 James Pompo Drive, Fraser, Michigan 48026, U.S.A.



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The notary has explained the conflict of interest rules under Sec. 3 Subsec. 1
No. 7 of the German Notarization Act. The question, whether any conflict in the meaning of this provision exists has been denied by the deponents.

The deponents, acting as described, asked for the notarization as follows:


                      SHARE PURCHASE AND TRANSFER AGREEMENT

                                      among

               NEPTUNO VERWALTUNGS UND TREUHAND-GESELLSCHAFT MBH,
                                  50667 Cologne

                                                  - hereinafter "Seller" -

                                       and

                        VENTURE VERWALTUNGS GMBH I. GR.,
                            Wenzel-Jaksch-Strasse 6a,
                                61118 Bad Vilbel

                                                  - hereinafter  "Purchaser" -

                                       and

                             VENTURE HOLDINGS TRUST,
                            Fraser, Michigan, U.S.A.




                                    PREAMBLE:

The registered capital of Peguform GmbH, Botzingen, registered in the trade register of the local court at Freiburg/Breisgau, under HRB 1129 amounts to DM 70,000,000. Seller holds a participation of 1% consisting of three quotas in the nominal amounts of DM 300,000, DM 300,000 and DM 100,000, totalling to DM 700,000 (hereinafter jointly referred to as the "Shares").


                                      ss. 1

Seller hereby sells and transfers the Shares to Purchaser under the conditions precedent

- of the transfer of the remaining 99% participation in the registered capital of Peguform GmbH to Venture Beteiligungs GmbH i. Gr., Wenzel-Jaksch-Strasse 6a, 61118 Bad Vilbel, and

- the payment of the purchase price according to Sec. 3. Purchaser accepts such sale and transfer.


                                      ss. 2

Seller warrants that it is the sole shareholder of the Shares, that the Shares are not encumbered with any third party rights and that it can fully dispose of them. The registered capital is fully paid and has not been repaid. Apart from that, seller does not give any warranties.



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                                      ss. 3

The purchase price is DM 1,881,052 (in words: German Marks one million eighthundred eightyone thousand fiftytwo). The Purchase Price is payable on the day of the transfer in accordance with Sec. 1, free of charges to the account of Seller with Bankhaus Sal. Oppenheim Jr. & Cie., Kommanditgesellschaft auf Aktien, Koln, Konto Nr.: 13215 (BLZ 370 302 00).


                                      ss. 4

Venture Holdings Trust hereby guarantees Seller the payment of the purchase price in accordance with Sec. 3 of this Agreement.


                                      ss. 5

Changes of and amendments to this Agreement shall only be valid if done in writing, unless notarial form is required.

If any provision of this Agreement should be or become invalid or unenforceable, the validity of the remaining clauses of this Agreement shall not be affected. Instead of the invalid or unenforceable provision such provision is deemed to have been agreed between the parties which is an equivalent to the invalid or unenforceable provision. In the case of gaps, such provision should be deemed as agreed which would have been agreed on by the parties, if the parties would have had considered the gap.

This Agreement is governed by the laws of the Federal Republic of Germany.

The costs of this deed and all cost in connection with the Agreement shall be borne by the Purchaser.

In witness thereof, this Share Purchase and Transfer Agreement was read aloud by me, the notary to the deponents, approved by the deponents and signed by the deponents and by me, the notary, who affixed also his official seal.

Basle, this 8th day of March, 1999

(Signatures and Notarial Seal)